As filed with the Securities and Exchange Commission on August 22, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

INKTOMI CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4100 E. Third Avenue	94-3239130 (I.R.S. Employer Identification Number)
Foster City, CA 94404 (650) 653-2800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Randy Gottfried
Senior Vice President and
Chief Financial Officer
INKTOMI CORPORATION
4100 E. Third Avenue
Foster City, CA 94404
(650) 653-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Douglas H. Collom, Esq.
Robert F. Kornegay, Esq.
Donald S. Harrison, Esq.
David P. Jedrzejek, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class	Amount	Offering	Aggregate	Amount of
of Securities to	to be	Price	Offering	Registration
be Registered	Registered	Per Share (1)	Price (1)	Fee

Common Stock $0.001 par value	10,638,275 shares	$0.375	$3,989,354.00	$368.00

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on August 20, 2002.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Inktomi Corporation 4100 E. Third Avenue Foster City, CA 94404 Telephone Number: (650) 653-2800

10,638,275 Shares

INKTOMI CORPORATION

COMMON STOCK

     These shares may be offered and sold from time to time by certain of our stockholders identified in this prospectus. See “Selling Stockholders.” The selling stockholders acquired the shares on August 13, 2002 in connection with our acquisition of Quiver Inc.

     The selling stockholders will receive all of the net proceeds from the sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of the shares.

     You should consider carefully the risk factors beginning on page 6 of this prospectus before purchasing any of the common stock offered hereby.

     Our common stock is quoted on the Nasdaq National Market under the symbol “INKT.” On August 20, 2002, the last reported sale price of the common stock was $0.40 per share.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

August 22, 2002

WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 4.2
EXHIBIT 5.1
EXHIBIT 23.1

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, our shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

     In this prospectus, “Inktomi,” “we,” “us,” and “our” refer to Inktomi Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy documents we file with the Commission at the following public reference rooms:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549 1-800-SEC-0330	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

     Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are also available to the public over the Internet at the Commission’s World Wide Web site at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

     The Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2001;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002;

•	Current Report on Form 8-K, filed October 26, 2001;

•	Current Report on Form 8-K, filed October 31, 2001;

•	Form 8-A12G, filed August 11, 2000.

     We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of these filings. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Joe Eandi
     Associate General Counsel and Director of Corporate Affairs
     Inktomi Corporation
     4100 E. Third Avenue
     Foster City, CA 94404
     (650) 653-2800

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and other oral and written statements made by us to the public contain and incorporate forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, the words “anticipate”, “believe”, “expect”, “intend”, “may”, “will” and similar expressions identify forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, those relating to the general direction of our business; our ability to successfully penetrate the information retrieval market; our ability to continue to support the service provider market; our success generating sales through our alliances and partners; our ability to introduce new products and services and enhance existing products and services to meet customer needs; the changing composition and purchasing trends of our customer base; the composition of our revenues; our expected expenses for future periods; the outcome of our restructuring efforts; our ability to improve our sales and distribution capabilities; our focus on both domestic and international markets; our ability to develop and maintain productive relationships with providers of leading technologies; the possibility of acquiring complementary businesses, products, services and technologies; and the conditions of markets that impact our business. Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth below under the heading “Risk Factors”, which we encourage you to read carefully. In addition, you should review the similar information under the caption “Factors Affecting Operating Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and in other reports we may file with the Securities and Exchange Commission. These factors are not intended to represent a complete list of the general or specific factors that may affect us. Other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. You should not rely on these forward-looking statements, which reflect our position as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements.

SUMMARY

Inktomi Corporation

     Inktomi was incorporated in California in February 1996 and reincorporated in Delaware in February 1998. We develop and market information retrieval software and services for global enterprises, service providers and corporate portals. In addition, we license and support network infrastructure software and services.

Acquisition of Quiver

     On August 13, 2002, we acquired Quiver Inc. in a merger transaction. Quiver is a developer of information categorization and taxonomy solutions. In connection with the acquisition, we issued 10,638,275 shares of our common stock to the former stockholders of Quiver. In addition, we agreed to pay the former Quiver stockholders cash consideration of up to $6.5 million, which is subject to adjustment for certain events. The shares of our common stock issued to connection with the Quiver acquisition were issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, set forth in the Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

     All of the shares of our common stock issued in connection with the acquisition are being registered for resale by the selling stockholders under this registration statement. We will not receive any proceeds from the sale of the shares by the selling stockholders. All net proceeds from the sale of our common stock will go to the stockholders who offer and sell their shares.

RISK FACTORS

     Interested persons should carefully consider the risks described below in evaluating us. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline.

If we do not increase our revenues, we will fail to achieve and sustain operating profitability.

     We plan to continue to invest in technology and marketing to develop and improve our products and increase market share. To achieve and sustain operating profitability on a quarterly and annual basis, we will need to increase our revenues, particularly our enterprise search software license revenue and our search marketing solutions revenue associated with our Web search services. In the future, our revenues may continue to decline, remain flat, or grow at a slow rate, particularly in light of the current market environment. In the absence of substantial and sustained revenue growth, we cannot predict when or if we will become profitable. If we fail to achieve profitability or display significant progress towards profitability, our stock price may fall due to a lower perceived value, customers may defer or delay purchases based on our financial condition, our relationships with our partners and distributors may decline and financial covenants in our financial arrangements may be breached.

Our quarterly operating results may fluctuate significantly, and these fluctuations may cause our stock price to fall.

     We expect that a portion of our revenues will come from licenses to a relatively small number of customers, which is consistent with our historical performance to date. The volume and timing of orders are difficult to predict because the markets for our products are in their early stages and the sales cycle varies substantially from customer to customer. In addition, many customers in our target markets are scrutinizing their capital spending budgets in light of the current economic conditions, and other customers have limited access to capital to fund operational needs. These companies are shifting their buying patterns as a result, taking a more cautious and measured approach to their upgrade and expansion plans. The cancellation, deferral or reduction of even a small number of licenses of any of our products would reduce our expected revenues, which would adversely affect our quarterly financial performance. To the extent significant sales occur earlier than expected, operating results for later quarters may not compare favorably with operating results from earlier quarters.

     Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are fixed in the short term. Despite our recent workforce reductions, we expect to continue to make appropriate investments to develop and market products for the information retrieval markets, improve our customer support capabilities, develop new distribution channels, and fund of research and development. A delay in generating or recognizing revenue for the reasons discussed herein or for any other reason could cause significant variations in our operating results from quarter-to-quarter and could result in substantial operating losses.

     Due to these factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter, our operating results may be below the expectations of public market analysts or investors, and the price of our common stock may fall.

We have taken and expect to take a number of expense reducing actions to address our losses and there exists uncertainty as to whether these actions will be successful.

     In order to reduce our recurring losses, we have taken a number of actions to reduce our expenses over the coming quarters. In July 2002, we undertook a significant restructuring where we consolidated operations, closed certain branch offices, reduced headcount across all business units and reduced our content networking products group. In the event this restructuring was implemented too late or at insufficient levels, our expenses will be too great over coming periods to achieve profitability. In addition, there is a risk that these cost-cutting actions will impair our ability to effectively develop and market products and remain competitive in the industries in which we compete. In the future, we may undertake additional expense reducing actions that may involve one-time expenditures related to severance, facilities or real estate. With respect to our Bayside facilities, we anticipate incurring a one-time charge in the range of $60-$80 million in connection with the exercise of our purchase option of the facilities. The impact of these one-time expenses or our financial statements may adversely impact our perceived value.

Our future growth depends on the commercial success of our search software products.

     Our revenue growth is dependent, among other things, upon the growth of sales of our enterprise search software products. With our recent restructuring, an increasingly greater percentage of our licenses revenue will arise out of our enterprise search software products. Such revenues are derived from software license fees and fees derived from support and upgrades of such software. A number of factors could cause sales of our enterprise search products to slow or decline. We face intense competition from companies with more experience in the marketplace and who offer a broad set of integrated products and services to our target customers. In addition, these companies have deeper strategic relationships and have established well developed channels to sell and distribute their products and services. We historically have sold our enterprise search products primarily at the departmental level within large enterprises, through a direct sales force. To expand our market opportunities, we will need to enhance our product and service offerings, effectively market our products as enterprise wide search and navigation solutions, develop channel and licensing programs to extend our reach, and partner with companies offering complementary products to collectively offer a broader set of integrated products.

Our business would be harmed if customers choose not to use or promote our Web search services.

     Revenues from our Web search services result primarily from the number of end-user searches processed by our Search Engine. Our agreements with customers do not require them to direct end-users to our search services or to use our search services exclusively or at all. Accordingly, revenues from search services are highly dependent upon the willingness of customers to promote and use the search services we provide, the ability of our customers to attract end-users to their online services, the volume of end-user searches that are processed by our Web search services, and the ability of customers to monetize traffic from their Web site search pages. Some of our customers have selected competing search and directory services to operate in combination with our services, which has reduced the number of queries available for us to serve and may erode future revenue growth opportunities. The technological barriers for customers to implement additional services or to replace our services are not substantial.

Our Web search revenues are dependent upon a relatively few portal customers and our ability maintain and increase revenue from these customers.

     The market for Internet search is maturing and many smaller and medium size portals are not profitable, suffer from declining revenue growth and have limited access to capital to fund operational needs. Many of our smaller search services customers have elected not to renew their contracts and our market opportunity from portals has become more limited. As a result, our Web search revenues are dependent on a relatively few number of major customers. Economic conditions may lead such customers of our Web search services to stop paying for such services, to only pay for such services at highly reduced rates or to leave our services in favor of competitors offering Web search services bundled with other offerings. In order for us to increase revenues from our Web search services business, we will need to attract new customers, develop and deliver new search services, products and features to existing and future customers, establish deeper strategic relationships with our customers, and increase the adoption of our Index Connect and Search Submit search marketing solutions for content publishers.

Our revenue growth is dependent upon the growth of revenue derived from our search marketing solutions.

     We expect that over time our search marketing solutions for content publishers will comprise a greater percentage of our total Web search services revenues. Our search marketing solutions revenue is dependent upon the distribution channel afforded us through the portal customers serving our search queries. Should any significant portal customers reduce or stop utilizing our search services or if such portals decline to participate in our search marketing solutions offerings, our search marketing solutions revenues would decline.

The shift in our focus away from the content networking market to the Web search services and enterprise search software markets could have a material adverse effect on our operating results.

     Since the quarter ended December 2000, we have experienced a decline in licenses revenue from sales of our content networking software products. In July 2002, we announced a shift in our strategy to reduce our investment in our content networking products group and focus our business on the Web search services and enterprise search software markets. Our content networking software products typically had a larger per transaction size and a larger services component than our enterprise search software products. Our shift in strategy will likely reduce the average size of our software deals and the corresponding services revenue and will require us to enter into significantly more enterprise search software license deals and increase the size of such transactions to achieve revenue stability or growth. Our sales force has historically focused on selling our content networking software products. If our sales force is unable to quickly adapt to our new focus on enterprise search software products, our business would be harmed. In addition, although we intend to continue to support customers who purchased our content networking software products and partners marketing our products, such customers and partners may view our strategic shift as a breach of certain obligations we have to them. These customers and partners may bring or threaten legal action against us that could materially impact our business by being costly to defend or settle, distracting to management and potentially expensive in the event such actions are meritorious.

The markets in which we operate are highly competitive and rapidly changing and we may be unable to compete successfully against new entrants and established companies with greater resources.

     We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We have experienced and expect to continue to experience increased competition from current and potential competitors in each of our market segments, many of which are bringing new solutions to market, establishing technology alliances and OEM relationships with larger companies, and focusing on specific segments of our target markets. In some cases, our competitors are implementing aggressive pricing and other strategies that are focused in the short term on building customer bases, name recognition in the market and capturing market share. This may cause some price pressure on our products and services in the future.

     In the search software market, our primary competitors include AltaVista, Autonomy, Convera, FAST Search, Google, Hummingbird, Lotus, Microsoft and Verity. Other well-funded and brand recognizable companies have announced their intention to enter the search software market. We also indirectly compete in this market with Oracle, SAP, and other database vendors that offer information search and retrieval capabilities with their core database products.

     We compete with a number of companies to provide Internet search and directory services and technology. In the Web services marketplace, our primary competitors include a variety of established and newer companies, including AltaVista, Ask Jeeves, FAST Search and Transfer, Google, Overture, LookSmart, and Northern Light. These companies and other competitors have focused on search result relevance, database size metrics and ease of use to differentiate their services. In addition, several large media and other Internet-based companies have made investments in, or acquired, Internet search engine companies and may seek to develop or customize their products and services to deliver to our target customers.

     We directly or indirectly compete against multiple companies with our software infrastructure products, including Akamai, CacheFlow, Cisco Systems, InfoLibria, Microsoft, Netscape, Network Appliance, Novell, RealNetworks and Volera. We are aware of numerous other major software developers as well as smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with our products. We also believe that we may face competition from other providers of competing solutions to network infrastructure problems, including networking hardware and software manufacturers, traditional hardware manufacturers, telecommunications providers, cable TV/communications providers, software database companies, and large diversified software and technology companies. Many of these companies provide or have announced their intentions to provide a range of software and hardware products based on Internet protocols and to compete in the broad Internet/intranet software market as well as in specific market segments in which we compete.

     Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and potential competitors may bundle their products with other software or hardware, including operating systems, browsers and network hardware in a manner that may discourage users from purchasing products offered by us. Also, current and potential competitors have or may have greater name recognition, more extensive customer bases and access to proprietary content. Increased competition could result in price reductions, fewer customer orders, fewer search queries served, reduced gross margins and loss of market share.

Our software products compete in a market that is rapidly changing and we must develop, acquire, and introduce new products and technologies to grow our revenues and remain competitive.

     The markets that we target for our software products are characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete. Our future success and revenue growth will depend upon our ability to develop, acquire and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. We have experienced delays in releasing new products and product enhancements and may experience similar delays in the future. Material delays in introducing new products and enhancements may cause customers to forego purchases of our products or to purchase those of our competitors.

If the use of the internet, intranets, extranets, corporate portals and Web portals does not grow as anticipated, our business opportunities would be seriously limited.

     Sales of our search software products are dependent upon the development of corporate intranets, extranets, portals and Websites. Global acceptance and use of these mediums may not continue to develop at recent historical rates and our targeted business customers may not adopt or continue to use these mediums in the operation of their business. The lack of continued use or initial adoption of these mediums by our targeted customers would impair demand for our products and would adversely affect our ability to sell our products. Demand and market acceptance for software products and services aimed at servicing intranets, extranets, portals and Websites are subject to a high level of uncertainty and there exist few proven services and products.

Our future revenue growth depends on our ability to improve the effectiveness and breadth of our sales, distribution and support organizations.

     We will need to improve the effectiveness and breadth of our direct and indirect sales operations, both domestically and internationally, in order to increase market awareness and sales of our products. Our products and services often require sophisticated sales efforts targeted at several people within our prospective customers’ organizations. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. In addition, we will need to effectively train and educate our sales force if we are to be successful in our sales related initiatives including focusing our sales efforts on our search software products, building out our lead management system, completing the deployment of our inside sales force, and streamlining our overseas sales efforts.

     Our future revenue growth is dependent upon establishing and maintaining productive relationships with a variety of distribution partners, including OEMs, resellers, systems integrators and joint marketing partners. We seek to sign up distribution partners that have a substantial amount of technical and marketing expertise. Even with this expertise, our distribution partners generally require a significant amount of training and support from us and this training often takes several quarters before our distribution partners develop the expertise and skills necessary to effectively sell our products. We may be adversely affected if our distribution partners fail to ship products in a timely manner or according to agreed upon schedules. We have entered into OEM relationships with prominent network hardware providers to bundle our software products into their hardware offerings. Several risks arise in connection with these relationships including long-term support obligations, conflicts with our other sales channels, unpredictable product support obligations and reliance on such third parties for sales results.

     We require highly trained customer service and support personnel. We currently have a relatively small customer service and support organization and will need to continue to train our staff to support new customers, new product lines, the expanding needs of existing customers and the internationalization of our business. Competition for customer service and support personnel is intense in our industry due to the limited number of people available with the necessary technical skills and understanding of the relevant industries.

The loss of a key customer could adversely affect our revenues and be perceived as a loss of momentum in our business.

     We have generated a substantial portion of our historical revenues from a limited number of customers. We expect that a small number of customers will continue to account for a substantial portion of revenues for the foreseeable future. As a result, if we lose a major customer for any reason, including non-renewal of a customer contract or a failure to meet performance requirements, or in the case of our Web search business if there is a decline in usage of any customer’s search service, our revenues would be adversely affected. Our potential customers and public market analysts or investors may perceive any such loss as a loss of momentum in our business, which may adversely affect future opportunities to sell our products and services and cause our stock price to decline. We cannot be sure that customers that have accounted for significant revenues in past periods, individually or as a group, will continue to generate revenues in any future period.

If we are unable to maintain our relationships with partners, companies that supply and distribute our products, and customers we may have difficulty selling our products and services.

     We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain strategic relationships with key hardware and software vendors, system integrators, Internet technology and service providers, distribution partners and customers. We believe these relationships are important in order to validate our technology, facilitate broad market acceptance of our products, enhance our product and service offerings, and expand our sales, marketing and distribution capabilities. If we are unable to develop these key relationships or maintain and enhance existing relationships across all of our product and service offerings, we may have difficulty generating revenues.

     We have from time to time licensed components from others such as reporting functions, security features, and internalization capabilities, and incorporated them into our products and services. If these licensed components are not maintained, it could impair the functionality of our products and services and require us to obtain alternative products from other sources or to develop this software internally. In either case, this could involve costs and delays as well as diversion of engineering resources.

The legal environment in which we operate is uncertain and claims against us could cause our business to suffer.

     Our products and services operate in part by making copies of material available on the Internet and other networks and making this material available to end-users from a central location or local systems. In addition, our Web search services collect end-user information, which we use to deliver services to our customers and our customers use to deliver services to their users. This creates the potential for claims to be made against us (either directly or through contractual indemnification provisions with customers) for defamation, negligence, copyright or trademark infringement, personal injury, invasion of privacy or under other legal theories based on the nature, content, copying, dissemination, collection or use of these materials. These claims have been threatened against us from time to time and have been brought, and sometimes successfully pressed, against online service providers. It is also possible that if any information provided through any of our products or services contains errors, third parties could make claims against us for losses incurred in reliance on this information. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to protect us from all liability that may be imposed.

Internet-related laws could adversely affect our business.

     Laws and regulations that apply to communications and commerce over the Internet are becoming more prevalent. The United States Congress has enacted Internet laws regarding children’s privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union has enacted its own privacy regulations as well as legislation governing e-commerce, copyrights and caching. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption, implementation or modification of laws and regulations relating to the Internet, or interpretations of existing law, could adversely affect our business.

Any acquisitions we make could adversely affect our operations or financial results.

     We have purchased seven companies since September 1998 and may invest in or acquire complementary companies, products and technologies in the future. If we buy a company, we could have difficulty in assimilating that company’s personnel and operations and maintaining acceptable standards, controls, procedures and policies. In addition, the key personnel of the acquired company may decide not to work for us. Also, we could have difficulty in integrating the acquired technology or products into our operations. There could be potential unknown liabilities associated with the purchased company. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our stockholders.

We may not be able to recruit and retain the personnel we need to succeed.

     Our primary asset is the intellectual capabilities of our employees. We are therefore dependent on recruiting and retaining a strong team of personnel across all functional areas. Competition for these individuals is intense, and we may not be able to attract or retain the highly qualified personnel necessary for our success. Our employment relationships are generally at-will. We have had key employees leave us in the past and we can make no assurance that one or more will not leave us in the future. If any of our key employees were to leave us, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. Many of our key employees have reached or will soon reach the four-year anniversary of their hiring date and will be fully vested in their initial stock option grants. While our key employees are typically granted additional stock options to provide additional incentive to remain with us, the initial option grant is typically the largest and an employee may be more likely to leave us upon completion of the vesting period for the initial option grant. In light of current market conditions, we may undertake programs to retain our employees that may be viewed as dilutive to our shareholders. We do not have key person life insurance policies covering any of our employees other than our Chief Executive Officer.

Our efforts to increase our presence in markets outside of the United States may be unsuccessful and could result in losses.

     We market and sell our products in the United States and internationally, principally Europe and Asia. Historically, the percentage of sales to customers located outside of the United States has varied from quarter to quarter, reflecting the limited build-out of our international operations. We have limited experience in developing localized versions of our products and marketing and distributing our products internationally. We are more dependent on third party resellers for international sales. Should our third party reseller partners not promote our products for any reason our international sales could suffer. In addition, other inherent risks may apply to international markets and operations, including:

•	the impact of recessions in economies outside the United States;

•	greater difficulty in accounts receivable collection and longer collection periods;

•	the impact of changes in foreign currencies, in particular the EU’s conversion to the Euro;

•	unexpected changes in regulatory requirements;

•	difficulties and costs of staffing and managing foreign operations;

•	potentially adverse tax consequences; and

•	political and economic instability.

     We also have limited experience operating in foreign countries and managing multiple offices with facilities and personnel in disparate locations. We may have difficulties coordinating our efforts, supervising and training our personnel or otherwise successfully managing our resources in these foreign countries. The laws and cultural requirements in foreign countries can vary significantly from those in the United States. The inability to integrate our business in these jurisdictions and to address cultural differences may adversely affect the success of our international operations.

Intellectual property claims against us could cause our business to suffer.

     Substantial litigation regarding intellectual property rights exists in the software industry. We expect that software products may be increasingly vulnerable to third party infringement claims as the number of competitors in our industry segments grow and the functionality of products in different industry segments overlaps. We believe that many companies have filed or intend to file patent applications covering aspects of their technology that they may claim our technology infringes. Some of these companies have sent copies of their patents to us for informational purposes. We cannot be sure that these parties will not make a claim of infringement against us with respect to our products and technology. In August 2001, Network Caching Technology L.L.C. (NCT) initiated an action against us that our caching products violate one or more patents owned by NCT. The complaint seeks compensatory and other damages and injunctive relief. This case, and any future actions initiated against us, will be time consuming and expensive to defend, will distract management’s attention and resources, and could cause product shipment delays or require us to reengineer our products or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

Anti-takeover provisions contained in our charter and under Delaware law could impair a takeover attempt.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under some circumstances, publicly held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of our outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. These provisions, in addition to provisions contained in our charter, may have the effect of deterring hostile takeovers or delaying changes in our control or management.

Our stock price is volatile.

     The market price of our common stock has been and may continue to be subject to wide fluctuations. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations, new products or changing customer relationships by us or our competitors, announcements of technological alliances and partnerships, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for technology-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. In the past, companies that have experienced volatility in the market price of their stock have been the subjects of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources.

We may not be able to continue to meet the continued listing criteria for The Nasdaq National Market which would materially adversely affect our business and financial condition.

     Continued listing on The Nasdaq National Market requires that the minimum bid price of our common stock not fall below $1.00 for 30 consecutive trading days. As of August 20, 2002, our stock price had been below $1.00 for 24 consecutive trading days. If our stock price remains below $1.00 for 30 consecutive trading days we may receive a letter from Nasdaq regarding our failure to meet this minimum bid price requirement. Pursuant to the rules governing listing compliance for The Nasdaq National Market, this letter will also inform us that in order for our common stock to continue to be eligible to trade on The Nasdaq National Market, the closing bid price of our common stock must be at least $1.00 per share for a minimum of 10 consecutive trading days anytime before the expiration of a 90 day period, which period will begin upon our receipt of this compliance letter from Nasdaq. We may not be able to effect measures to come into compliance with this minimum bid price requirement within this period of time, in which case our stock may no longer be eligible to trade on The Nasdaq National Market. If we are unable to continue to list our common stock for trading on The Nasdaq National Market, this would materially adversely affect business.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders. All net proceeds from the sale of our common stock will go to the stockholders who offer and sell their shares.

SELLING STOCKHOLDERS

     The following table sets forth certain information, as of August 20, 2002, with respect to the number of shares of common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. None of the Selling Shareholders will own more than 1% of the outstanding shares after the offering. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

     The shares being offered by the selling stockholders were acquired from us in our acquisition of Quiver pursuant to an Amended and Restated Agreement and Plan of Reorganization dated August 9, 2002. In this acquisition, the shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. The selling stockholders represented to us that they were acquiring the shares for investment and with no present intention of distributing the shares.

     The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     We have filed with the SEC, under the Securities Act, a registration statement on Form S-3 (the “Registration Statement”) of which this prospectus forms a part, with respect to the resale of the shares from time to time on The Nasdaq National Market or in privately-negotiated transactions. In the Registration Rights Agreement made and executed by us on August 13, 2002 pursuant to the Amended and Restated Agreement and Plan of Reorganization dated August 9, 2002, we have agreed to use our commercially reasonable efforts to keep the Registration Statement effective for 90 days or, if earlier, the date that all shares have been sold.

     Pursuant to the terms of the acquisition of Quiver, 4,179,360 of the shares acquired by the selling stockholders from us and included in this offering have been placed in escrow, and the offer and sale of such shares by the selling stockholders is restricted. However, the selling stockholders have appointed an agent to act on their behalf in connection with such escrow provisions. Such agent is required to offer and sell 2,553,191 of the escrow shares, and may offer and sell the remaining 1,626,169 of the escrow shares, in this offering.

     Some of the selling stockholders listed below may distribute their respective shares to their general or limited partners. Any shares so distributed may be offered hereunder by the general or limited partners of the distributing selling stockholders. Each general or limited partner distributee will be deemed to be a selling stockholder for purposes of this prospectus with respect to the distributed shares.

     The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

	Number of		Number of
	Shares Beneficially		Shares Beneficially
	Owned Prior to the	Number of	Owned After the
Name of Selling Stockholder	Offering	Shares Being Offered	Offering

Hummer Winblad Technology Fund III, L.P.	55,412	55,412	0
Hummer Winblad Venture Partners IV, L.P.	2,000,361	2,000,361	0
Herbert S. Potter	77,399	77,399	0
Staenberg Venture Partners II, LP	262,117	262,117	0
Matthew M. Simi	26,104	26,104	0
Baron Private Equity, L.P.	146,756	146,756	0
Lion Investments Limited	328,749	328,749	0
Weber Capital Partners, L.P.	863,861	863,861	0
Hummer Winblad Technology Fund IV, L.P.	39,322	39,322	0
El Dorado Ventures V, L.P.	1,204,343	1,204,343	0
El Dorado Technology ‘99, L.P.	107,446	107,446	0
Partech US Partners IV LLC	737,381	737,381	0
45th Parallel LLC	24,855	24,855	0
Double Black Diamond II LLC	37,285	37,285	0
Hummer Winblad Ventures Partners V, L.P.	1,968,831	1,968,831	0
LMS Capital (Bermuda) Limited	2,758,053	2,758,053	0

PLAN OF DISTRIBUTION

     We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of the shares under this prospectus. The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees, transferees of, or other successors in interest to, the selling stockholders directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, all of which may be changed. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker’s transactions, or through privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales.

     The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents’ commissions, if any, and other expenses of issuance and distribution not borne by us. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling stockholders or the successors in interest to the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or the successors in interest to the selling stockholders may also enter into option or other transactions with the broker-dealers that require the delivery to such broker-dealers of the shares, which shares may be resold thereafter by such broker-dealers pursuant to this prospectus. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act of 1934 may apply to their sales in the market.

     Pursuant to the terms of the acquisition of Quiver, 4,179,360 of the shares acquired by the selling stockholders from us and included in this offering have been placed in escrow, and the offer and sale of such shares by the selling stockholders is restricted. However, the selling stockholders have appointed an agent to act on their behalf in connection with such escrow provisions. Such agent is required to offer and sell 2,553,191 of the escrow shares, and may offer and sell the remaining 1,626,169 of the escrow shares, in this offering.

     To the extent required, the specific shares to be sold, the names of the selling stockholders, the purchase price, the public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

     We have agreed to bear certain expenses of registration of the shares under federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents and fees attributable to the sale of the shares. We have agreed to indemnify the selling stockholders against certain liabilities, including certain potential liabilities under the Securities Act. The selling stockholders have also agreed to indemnify us against certain liabilities, including certain potential liabilities under the Securities Act.

     We may suspend the use of this prospectus for a discrete period of time, not exceeding 90 days in the aggregate, if, in our reasonable judgment, a development has occurred or condition exists as a result of which the Registration Statement or the prospectus does not contain material non-public information which in our reasonable judgment is required to be included in the Registration Statement or the prospectus for sales of the shares to be made hereunder. This offering will terminate on the earliest of (a) 90 calendar days after the SEC has declared the Registration Statement effective or (b) the date on which all shares offered hereby have been sold by the selling stockholders.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by them hereunder.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

     The consolidated financial statements of Inktomi incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Amount to
be Paid

SEC registration fee	$368.00
Printing expenses	$2,000.00
Legal fees and expenses	$5,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous expenses	$2,632.00
Total	$15,000.00

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

     Our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

     We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

     The Registration Rights Agreement by and among Inktomi, Tigger Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Inktomi, and Quiver Inc., in connection with our acquisition of Quiver, provides that we will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933 and the selling stockholders will indemnify us and our executive officers and directors against certain liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Inktomi pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees, or other agent in which indemnification is being sought, nor are we aware of any threatened litigation that may result in a claim for indemnification by any of our directors, officers, employees, or other agent.

Item 16. Exhibits

Exhibit
Number	Description

3.2	Amended and Restated Certificate of Incorporation(1)
3.2a	Amendment to Amended and Restated Certificate of Incorporation(2)
3.2b	Amendment to Amended and Restated Certificate of Incorporation(3)
3.4	Bylaws(1)
4.1	Specimen Common Stock Certificate(1)
4.2	Registration Rights Agreement dated August 13, 2002, between Inktomi and certain individuals identified therein
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of PricewaterhouseCoopers LLP, Independent Public Accountants
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (See II-4)

(1)	Incorporated by reference from Inktomi’s Registration Statement on Form S-1 (Reg. No. 333-50247), as amended.

(2)	Incorporated by reference from Inktomi’s Quarterly Report on Form 10-Q filed with the Commission on May 17, 1999.

(3)	Incorporated by reference from Inktomi’s Current Report on Form 8-A filed with the Commission on August 11, 2000.

Item 17. Undertakings

     Inktomi hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Inktomi certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on the 22nd day of August, 2002.

INKTOMI CORPORATION

By:	/s/ Randy Gottfried

Randy Gottfried, Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David C. Peterschmidt and Randy Gottfried and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Signature	Title	Date

/s/	David C. Peterschmidt David C. Peterschmidt	President, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	August 22, 2002

/s/	Randy Gottfried Randy Gottfried	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 22, 2002

/s/	Eric A. Brewer	Director and Chief Scientist	August 22, 2002

Eric A. Brewer

/s/	Allen J. Gula, Jr.	Director	August 22, 2002

Allen J. Gula, Jr.

/s/	Greg Myers	Director	August 22, 2002

Greg Myers

EXHIBIT INDEX

Exhibit
Number	Description

3.2	Amended and Restated Certificate of Incorporation(1)
3.2a	Amendment to Amended and Restated Certificate of Incorporation(2)
3.2b	Amendment to Amended and Restated Certificate of Incorporation(3)
3.4	Bylaws(1)
4.1	Specimen Common Stock Certificate(1)
4.2	Registration Rights Agreement dated August 13, 2002, between Inktomi and certain individuals identified therein
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of PricewaterhouseCoopers LLP, Independent Public Accountants
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (See II-4)

(1)	Incorporated by reference from Inktomi’s Registration Statement on Form S-1 (Reg. No. 333-50247), as amended.

(2)	Incorporated by reference from Inktomi’s Quarterly Report on Form 10-Q filed with the Commission on May 17, 1999.

(3)	Incorporated by reference from Inktomi’s Current Report on Form 8-A filed with the Commission on August 11, 2000.